UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 27, 2006
MASTEC, INC.
(Exact Name of Registrant as Specified in Its Charter)
Florida
(State or Other Jurisdiction of Incorporation)

Florida	0-08106	65-0829355

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134
(Address of Principal Executive Offices) (Zip Code)
(305) 599-1800
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 27, 2006, the Board of Directors of MasTec, Inc. (“MasTec” or the “Company”) appointed Jose Ramon Mas to serve as the Company’s next President and Chief Executive Officer effective April 1, 2007. Austin Shanfelter, the Company’s current President and Chief Executive Officer, will remain President and Chief Executive Officer until the end of his current contract, which runs through March 31, 2007. Thereafter, Mr. Shanfelter will remain with the Company as a director and as a special consultant.
     Mr. Mas, who is 35 years old, has served as MasTec’s Vice Chairman and Executive Vice President — Business Development since August 2001. Mr. Mas started with MasTec in 1992 and from 1999 until 2001, he was head of MasTec’s Communications Group. Mr. Mas is the brother of Jorge Mas, MasTec’s Chairman of the Board.
     MasTec purchases, rents and leases equipment used in its business from a number of different vendors, on a non-exclusive basis, including Neff Corp. Juan Carlos Mas, the brother of Mr. Mas, is Chief Executive Officer and a director of Neff Corp. During 2005 and 2006 to date, MasTec paid Neff approximately $940,000 and $523,000, respectively, for equipment purchases, rentals and leases. MasTec believes the amount paid to Neff is equivalent to the payments that would have been made between unrelated parties for similar transactions acting at arm’s length.
     Effective as of July 16, 2004, MasTec and Mr. Mas entered into a split dollar agreement wherein MasTec agreed to pay premiums on a life insurance policy with an aggregate face amount of $10.0 million. Under the terms of the agreement, MasTec is the sole owner and beneficiary of the policy and is entitled to recover the greater of (i) all premiums it pays on the policy plus interest equal to four percent, compounded annually or (ii) the cash surrender value of the life insurance policy immediately prior to the death of the survivor of the insured. The remainder of the policy’s proceeds will be paid in accordance with Mr. Mas’ designations. MasTec has agreed to make the premium payments until at least July 15, 2009. During 2005 and 2006 to date, MasTec paid $150,000 and $150,000, respectively, in premiums in connection with the split dollar agreement for Mr. Mas.
     On April 3, 2006, MasTec and Mr. Mas entered into a deferred bonus agreement in which MasTec agreed to pay Mr. Mas a bonus in the event the split dollar agreement Mr. Mas had entered into with the MasTec were terminated due to a change of control. The amount of the bonus is equal to the total premium payments made by MasTec under the terms of the split dollar agreements, plus interest of four percent, compounded annually. The bonus is to be paid within 60 days after termination of the split dollar agreement.
     During 2005 and 2006 to date, MasTec paid $582,119 and $893,492, respectively, in premiums in connection with split dollar agreements for Jorge Mas, Mr. Mas’ brother. Jorge Mas has also entered into a deferred bonus agreement related to these split dollar agreements which is explained in MasTec’s Proxy Statement on Schedule 14A which was filed with the Securities and Exchange Commission on April 14, 2006.

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     Other than as described in this Form 8-K, there are no arrangements or understandings between Mr. Mas and any other person pursuant to which Mr. Mas was selected as an officer of the Company, other than the Company’s compensation arrangements and plans for executive officers and the Company’s other policies and procedures which are generally applicable to executive officers.
     Other than as described in this Form 8-K, since the beginning of the Company’s last fiscal year, the Company and its subsidiaries have not engaged in any transactions, and there are no proposed transactions, or series of similar transactions, in which Mr. Mas had a direct or indirect material interest in which the amount involved exceeds $60,000.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.
Date: November 30, 2006	By:	/s/ C. Robert Campbell
C. Robert Campbell
Chief Financial Officer

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